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                 [LOGO OF HOVDE FINANCIAL, INC. APPEARS HERE]


                                       February 15, 1994


                       Consent of Hovde Financial, Inc.

     We hereby consent to reference to us in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4, and to the inclusion in such Proxy Statement/Prospectus of our fairness opinion, (in whole but not in part) to the Board of Directors of First Federal Savings Bank dated February 15, 1994. In giving this consent, we do not concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or rules and regulations of the Securities and Exchange Commission thereunder.


                                        Sincerely,

                                        /s/ HOVDE FINANCIAL, INC.

                                        Hovde Financial, Inc.